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                       FIRST AMENDMENT TO RIGHTS AGREEMENT
                             DATED AS OF MAY 2, 1995

                             SILICON GRAPHICS, INC.
                                       AND
               THE FIRST NATIONAL BANK OF BOSTON, AS RIGHTS AGENT

This First Amendment to Rights Agreement (the "First Amendment") shall amend the Second Amended and Restated Preferred Share Rights Agreement, dated as of May 6, 1992 (the "Rights Agreement"), between Silicon Graphics, Inc., a Delaware corporation (the "Company") and The First National Bank of Boston, a national banking association (the "Rights Agent"). Terms defined in the Rights Agreement are used herein as therein defined. The parties hereby agree as follows:

     1. INCREASE IN PURCHASE PRICE. Section 7(b) of the Rights Agreement is hereby amended by replacing such section with the following:

          (b) The Purchase Price for each one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall, effective May 2, 1995, be $200. Such Purchase Price shall thereafter be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.

     2. AUTHORIZATION. The Company hereby certifies that this First Amendment was duly authorized at a meeting of the Board of Directors of the Company on May 2, 1995, and that this First Amendment is in compliance with the terms of
Section 27 of the Rights Agreement.

     3.   EFFECTIVENESS.  This First Amendment shall be effective as of May 2,
1995.

     IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed as of the day and year first above written.


SILICON GRAPHICS, INC.,                 THE FIRST NATIONAL BANK OF BOSTON,
A DELAWARE CORPORATION                  AS RIGHTS AGENT




By:  /s/ William M. Kelly               By:  /s/ Katherine S. Anderson
   ----------------------------             ---------------------------
Name:   William M. Kelly                Name:  Katherine S. Anderson
Title:  Vice President                  Title: Team Leader